 ACP Funds Trust SC TO I

Exhibit (a)(1)(iv)

PROMISSORY NOTE

ACP Funds Trust Offer to Repurchase

Up to twenty-five percent (25%) of the Shares of the

ACP Advantage Series Strategic Opportunities Fund and

Up to twenty-five percent (25%) of the Shares of the

ACP Institutional Series Strategic Opportunities Fund

at Net Asset Value

Pursuant to the Repurchase Offer, dated October 1, 2012, of up to [25%/25%] of its Shares of beneficial interest (“Shares”) in the net assets of [ACP Advantage Series Strategic Opportunities Fund/ACP Institutional Series Strategic Opportunities Fund] (the “Funds”) issued and outstanding as of August 31, 2012 at a price equal to the net asset value of the Shares as of the close of regular trading session of the New York Stock Exchange on the Net Asset Value Determination Date upon the terms and conditions set forth in the Repurchase Offer, the Fund hereby promises to pay in cash, in the manner set forth below, to the person identified below as the payee (the “Payee”) an amount equal to the net asset value of the Shares tendered, determined as of the Net Asset Value Determination Date in accordance with the valuation policy of the Fund, as described in the Fund’s Confidential Private Placement Memorandum, the Statement of Additional Information, and the Declaration of Trust.

This note entitles the Payee to receive an initial payment, valued in accordance with the Fund’s Confidential Private Placement Memorandum, the Statement of Additional Information and the Declaration of Trust, in an amount equal to at least ninety-five percent (95%) of the estimated value of the repurchased Shares, determined as of the Net Asset Value Determination Date. The Investment Manager, in its sole discretion, may determine to waive the five percent (5%) holdback and authorize an Initial Payment of one-hundred percent (100%) of the estimated value of the repurchased Shares. A Shareholder that tenders ninety (90%) or more of his or her Shares, and such tender is accepted by the Fund, will be deemed to have liquidated his or her investment, and therefore, will receive an Initial Payment for the tendered Shares determined as of the Net Asset Value Determination Date. The Initial Payment will be made as of the later of (a) thirty (30) days after the Net Asset Value Determination Date, or (b) if the Fund has requested withdrawals of its capital from ACP Strategic Opportunities Fund II, LLC (the “Master Fund”) in order to fund the repurchase of Shares, within ten (10) business days after the Fund has received at least ninety-five (95%) of the aggregate amount withdrawn by the Fund from the Master Fund.

The second and final payment (the “Contingent Payment”) is expected to be in an amount equal to the excess, if any, of (a) the value of the repurchased Shares, determined as of the Net Asset Value Determination Date and based upon the results of the annual audit of the Fund’s financial statements for the year in which the Net Asset Value Determination Date falls, over (b) the Initial Payment. It is anticipated that the annual audit of the Fund’s financial statements will be completed within sixty (60) days after the end of the fiscal year of the Fund and that the Contingent Payment will be made promptly after the completion of the audit. This amount will be paid to the Payee via ACH or Check, as per the instructions on the Payee’s Letter of Transmittal or as per the settlement instructions of the Payee’s Financial Intermediary. Shareholders whose Shares will be liquidated because they tendered ninety percent (90%) or more of their Shares will receive a Contingent Payment.

Both the Initial Payment and Contingent Payment hereunder shall be paid in cash, provided, however, that if the Trust's Board of Trustees determines that it is necessary to make payment of all or a portion of the purchase proceeds by a distribution of portfolio securities to avoid or mitigate any adverse effect of the Repurchase Offer on the remaining Shareholders of the Fund, or such other reasons as provided for in the Fund’s Confidential Private Placement Memorandum, the Statement of Additional Information, and the Declaration of Trust, then such payment shall be made by distributing such portfolio securities, all as more fully described in the Repurchase Offer.

Both the Initial Payment and, if applicable, the Contingent Payment shall be made by check or ACH to the Payee, as per the Payee’s instruction on the Letter of Transmittal.

This note may not be pledged, assigned or otherwise transferred by the Payee. This note shall be construed according to and governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

Any capitalized term used herein but not defined herein shall have the meaning ascribed to it in the Repurchase Offer.

Payee: __________________	ACP Funds Trust

By: ________________________________